 EX‑34.6

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Report of Independent Registered Public Accounting Firm

Board of Managers

Berkadia Commercial Mortgage LLC

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria as Primary Servicer (“Management’s Report”), that Berkadia Commercial Mortgage LLC (the “Company”) compliedwith the servicingcriteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB for the Primary Servicing Platform (the “Platform”) as of and for the year ended December 31, 2015, excluding criteria 1122(d)(1)(iii), (3)(i)(C), (4)(ii), (4)(vii), and (4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. The Platform consistsof the publicly issued asset-backed transactions and securities for which the Company is named as Primary Servicerof commercial mortgageloans. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public CompanyAccounting Oversight Board (United States)and, accordingly, includedexamining, on a test basis,evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report.Accordingly, our testingmay not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further,our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period coveredby this report. We believethat our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

As described in Management’s Report, the Company engaged various vendors to perform servicing activities with respect to criteria 1122(d)(4)(i) and (4)(xi) through (4)(xiii). The Company determined that each vendor is not considered a “servicer,” as that term is defined in Item 1101(j) of Regulation AB, and therefore, the Company is assuming responsibility for compliance with such servicing criteria applicable to each vendor’s servicingactivities. In accordance with Regulation AB and its related interpretations, the requirement for management to assess compliance with the servicingcriteria applicable to a vendor’s activities is satisfied if the Companyhas instituted policiesand procedures to monitorwhether such vendor’s activities comply in all materialrespects with such criteria. Compliance with the applicable servicing criteria is achieved if those policies and procedures are designed to provide reasonable assurance that such vendor’s activities comply with such criteria and those policies and procedures are operating effectively for the period covered by Management’s Report. Our examination does not provide a legal determination of whether a vendor is or is not considered a servicer and, therefore, on whether the Company, in Management’s Report,is eligible to elect to take responsibility for assessing compliance with the servicingcriteria applicable to each vendor’s servicing activities.

In our opinion, management’s assertion that Berkadia Commercial Mortgage LLC complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2015 for the Primary Servicing Platform is fairly stated, in all material  respects.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

February 29, 2016

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd